Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES CFO TRANSITION
WITH PLANNED RETIREMENT OF ELIJIO SERRANO AND
APPOINTMENT OF MATT SANDERSON

CHANGES REFLECT TETRA’S SUCCESSION PLANNING PROCESS

THE WOODLANDS, TEXAS, October 27, 2025 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) announced today that Elijio Serrano has notified the Company of his intention to retire as Senior Vice-President and Chief Financial Officer, effective March 31, 2026. Upon his retirement, Mr. Serrano will be retained as an advisor to Brady Murphy, CEO and President.
As part of TETRA’s succession planning process, the Company will appoint Matt Sanderson as Executive Vice-President (“EVP”) and Chief Financial Officer to take effect upon Mr. Serrano’s retirement. Mr. Sanderson is currently EVP and Chief Commercial Officer, having joined TETRA in November 2016. Until Mr. Serrano’s retirement becomes effective and Mr. Sanderson officially assumes the role of Chief Financial Officer, both executives will continue with their existing duties and responsibilities to deliver and execute on the Company’s ONE TETRA 2030 objectives.
Brady Murphy expressed appreciation to Mr. Serrano for his significant contributions during his time with the Company. Mr. Murphy stated, "The Board and I would like to thank Elijio for his invaluable contributions throughout his years at TETRA. He has played a key role in guiding the company through some of the industry's most challenging times, including the COVID-19 pandemic in 2020. Additionally, Elijio has contributed greatly to shaping our transformational ONE TETRA 2030 strategy, which we recently presented at our Investor Day at the NYSE in New York City. Thanks to his efforts, we believe TETRA is well-positioned for future growth and value creation. It has been a genuine pleasure working with Elijio, and we are glad that he will continue to be involved with TETRA in a non-executive role. We want to congratulate Elijio on his outstanding career and his planned retirement.”

Mr. Murphy continued, “I am also very pleased to announce that upon Elijio’s retirement, Matt will assume the responsibilities of Chief Financial Officer. Matt joined TETRA in 2016 after a successful 19-year career at SLB and has been a key contributor to the Company ever since. Before his current role as Chief Commercial Officer, he served as Senior Vice President of Energy Services from 2016 to 2022, where he played a vital role in establishing the company's leadership in the Water Management and Flowback and Completion Fluids and Products segments. Since becoming Chief Commercial Officer, he has contributed significantly to the Company's much improved financial performance over the past three years as well as to the ONE TETRA 2030 strategy and the enabling fluid chemistry technology development. I expect a very smooth transition, as Matt will continue to oversee some of his current responsibilities in his role as Chief Commercial Officer.”

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com or Kurt Hallead, Treasurer and Vice President of Investor Relations at (281) 367-1983 or via email at khallead@onetetra.com.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Critical Minerals. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information or connect with us on LinkedIn.